Exhibit 10.1

SEPARATION, ADVISOR AND RELEASE AGREEMENT

May 12, 2026

Ms. Jennifer Hyman
At the address on file with the Company

Dear Jenn:

This Separation, Advisor and Release Agreement (the “Agreement”) confirms the agreement between you, Rent the Runway, Inc. (together with its subsidiaries and affiliates, the “Company”) and, solely for purposes of Section 6(d) and Section 9 of this Agreement, the Investor Group (as defined below) describing the terms and conditions of your separation from, and advisor services to, the Company and the transition of your duties and responsibilities on behalf of the Company following your resignation from the Company without Good Reason, as defined in that certain employment agreement entered into by and between you and the Company, as most recently amended on August 20, 2025 (the “Employment Agreement”).

1.	Separation and Transition Services.

(a)	You will remain employed with the Company as the Chief Executive Officer (the “CEO”) and President and will continue as a member of the Company’s Board of Directors (the “Board”) pursuant to the terms and conditions of this Agreement and, to the extent applicable, the Employment Agreement through the date of your resignation, which such date shall be May 15, 2026 (the “Separation Date”). Effective as of the Separation Date, your employment with the Company and status as an employee, officer, director, Board member and any other position you hold with the Company, including as CEO and President and fiduciary of any employee benefit plan of the Company, shall terminate without the requirement of any further action on the part of yourself or any other person. For avoidance of doubt, you shall remain entitled to continue to refer to yourself as the Co-Founder of the Company (e.g. in biographies, on LinkedIn, etc.) and only you and your original co-founder may be referred to as such. You agree that, from the date of this Agreement through and including the Separation Date, you will continue to perform your duties and responsibilities as the CEO, President and as a Board member in a professional manner and perform any additional duties and responsibilities and follow all directions commensurate with such positions as may be reasonably requested by the Board from time to time. You further acknowledge and agree that you will reasonably cooperate in endeavoring to effect an orderly, smooth and efficient transition of your duties and responsibilities to your successor (including any interim CEO) as the Company may reasonably direct. By executing and delivering this Agreement, effective as of the Separation Date, you are hereby irrevocably resigning as a member of the Board and any of its subsidiaries without the requirement of any further action on the part of yourself or any other person. Upon the reasonable request of the Company, you agree to execute any additional documents and take any additional actions as may be necessary or desirable to effectuate the foregoing.

(b)	From the date of this Agreement through the Separation Date (such period, the “Transition Period”), contingent upon your continued employment with the Company, you will continue to receive your current base salary and all employee benefits currently in effect as of the date hereof (subject to the terms and conditions of your Employment Agreement and any applicable compensation or employee benefit plans as in effect from time to time).

(c)	The Company may terminate the Transition Period early only for Cause (as defined in the Employment Agreement). You may terminate the Transition Period early for any reason (other than for Good Reason), in which case, the Separation Date will occur on the date you provide the Company notice of termination of the Transition Period and as such you will no longer receive the compensation, benefits and other consideration described herein, including, without limitation, in Section 1(b) or the Separation Benefits (as defined below), other than the Accrued Obligations (as defined below).

(d)	Following the date of this Agreement, the Company may commence standard offboarding procedures, which procedures may include cancellation of any Company-issued credit cards and charge accounts and the transition of your access to the Company’s facilities; provided, that, upon reasonable prior notice to the Company, you may access your office through May 29, 2026. Effective as of your Separation Date, it is expected that you will not incur any travel or business-related expenses in the fulfillment of the Advisor Services (as defined below), except as authorized by the Board in advance.

2.	Separation Benefits. Subject to your timely execution and nonrevocation of this Agreement and the Reaffirmation in accordance with this Agreement and your compliance in all material respects with this Agreement (and the Company shall provide you with written notice of any such noncompliance and not less than thirty (30) days to cure, if curable), including, without limitation, the Restrictive Covenants (as defined below) (collectively, the “Conditions”), the Company shall pay or provide you with the following separation benefits following the Separation Date (clauses (a), (b), (c) and (d), collectively, the “Separation Benefits”), in full satisfaction of any obligations relating to severance pursuant to the Employment Agreement or any other right to severance or similar termination payments and benefits:

(a)	Transaction Bonus Plan. Notwithstanding anything to the contrary set forth in that certain Transaction Bonus Plan, as amended to date (the “Transaction Bonus Plan”), including Section (D)(4) of the Transaction

Bonus Plan, as of your Separation Date, you will fully vest in the Closing Payment (as defined in the Transaction Bonus Plan), which was paid to you on or about October 28, 2025, and no portion of the Closing Payment will be subject to repayment to the Company pursuant to Section (D)(4) of the Transaction Bonus Plan. In accordance with the terms and conditions of the Transaction Bonus Plan, as of your Separation Date, you will cease to be eligible to receive any Semi-Annual Payment and the Performance Payment (each, as defined in the Transaction Bonus Plan), and you will no longer be eligible to participate in, or receive any compensation and benefits under, the Transaction Bonus Plan.

(b)	Equity Awards. You acknowledge and agree that, other than the performance stock units (“PSUs”) and restricted stock units (“RSUs” and such award, the “RSU Award”) granted to you on December 16, 2025, pursuant to the Company’s Second Amended and Restated 2021 Incentive Award Plan (as may be amended, the “Incentive Plan”), you do not hold any other incentive equity awards with respect to any class of the Company’s common stock (whether vested, unvested, earned or unearned). Effective as of the Separation Date, (i) your PSUs shall be forfeited in their entirety for no consideration, (ii) 103,047 RSUs subject to the RSU Award shall accelerate and vest (the “Accelerated RSUs”) and be delivered to you in shares of the Company’s Class A common stock in accordance with the RSU Award, and (iii) a number of RSUs subject to the RSU Award having an aggregate value equal to $375,000, determined based on the volume-weighted average price per share of the Company’s Class A common stock for the 30 consecutive trading days ending on (and including) the trading day immediately preceding the last day of the Advisor Period, rounded down to the nearest whole share (the “Retained RSUs”) shall remain outstanding and eligible to vest on the last day of the Advisor Period, subject to your continued service as an Advisor through such date; provided, that if your service is terminated by the Company for Cause or by you (other than as a result of the Company’s material and uncured breach of this Agreement, after having received at least 30 days written notice setting forth the details of any such purported breach (the “Notice Requirement”)), prior to the conclusion of the Advisor Period, the Retained RSUs shall be forfeited in their entirety. All RSUs other than the Accelerated RSUs and Retained RSUs shall be forfeited in their entirety for no consideration as of the Separation Date. In the event the Advisor Period is terminated by the Company without Cause, or you cease providing Advisor Services prior to the end of the Advisor Period following the Company’s material and uncured breach of this Agreement (subject to the Notice Requirement) or the Advisor Period terminates as a result of your death or Disability (each, a “Vesting Event”), the Retained RSUs shall accelerate and vest effective as of the final day of the Advisor Period (or if the Advisor Period does not occur for the aforementioned reasons, the Separation Date). The Accelerated RSUs and the Retained RSUs shall otherwise remain subject to the terms and conditions of the Incentive Plan and the applicable award agreement; provided, that in the event a Change in Control (as defined in the Incentive Plan) occurs or the Investor Group takes the Company private (either such event, a “Transaction”), (I) to the extent the Retained RSUs have not vested, the Retained RSUs shall accelerate and vest as of the occurrence of the Transaction (with the number of Retained RSUs determined based on the price-per share of the Company’s common stock received by the Company’s shareholders in connection with such Transaction)), and (II) any unpaid portion of the Advisor Fee that would have otherwise been earned by you through the scheduled end of the Advisor Period shall accelerate, and in each case shall be paid or provided to you upon the consummation of the Transaction, in each case of clauses (I) and (II), subject to your continued service through the occurrence of the Transaction.

(c)	COBRA. If you properly and timely exercise your right to continue medical, dental and/or vision coverages, as applicable, under the Company’s group health insurance plan in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) continuation coverage requirements, from June 1, 2026 to November 30, 2027 (or, if earlier, the first date following the Separation Date upon which you are eligible to receive comparable group welfare benefits from a subsequent employer), you shall continue to receive, at the same pre-tax cost to as applicable to the Company’s senior-most executives, the group welfare benefits in effect at the Separation Date (or generally comparable coverage) for you and your spouse and eligible dependents, as the same may be changed from time to time for the senior-most executives of the Company generally, as if you had continued in employment during such period. Notwithstanding the foregoing, to the extent such coverage is not permitted by the Company’s insurance carrier(s) or applicable law, the Company shall instead reimburse you for your reasonable, documented costs of purchasing comparable replacement coverage for the applicable period. You will provide notice of your eligibility of comparable group welfare benefits from a subsequent employer as soon as reasonably practicable following the date you become eligible for such benefits. You understand that the Company will no longer pay for any COBRA coverage as of the earliest date you are eligible to receive such benefits from a subsequent employer (whether or not you enroll). You also understand that should you fail to provide the notice required by this paragraph and the Company already has paid for COBRA coverage on your behalf that extends after such date, you agree to reimburse the Company for such amounts.

(d)	Lifetime Subscription. The Company shall provide you with a lifetime subscription (the “Lifetime Subscription”) to its wardrobe rental service, at a level no less favorable than its current maximum offering (which covers 20 items per month, free shipping, rental coverage, and dry cleaning);

provided, however, that the Lifetime Subscription shall automatically cease in the event that the Company no longer offers subscription-based services.

3.	Advisor Services. Subject to your timely satisfaction of the Conditions, during the period commencing immediately following the Separation Date and ending on January 31, 2027, unless earlier terminated by the Company for Cause (the “Advisor Period”), you agree to provide advisor services to the Company as an independent contractor on a remote basis in coordination with the Company (“Advisor”) with respect to the types of matters that were subject to your purview as the CEO and President of the Company prior to the Separation Date, assisting with the transition of your duties and responsibilities, responding to inquiries regarding matters with which you were involved prior to the Separation Date, and assisting with any other such matters commensurate with your position as may be reasonably requested by the Company, in each case, as solely directed by the Chairman of the Board (the “Advisor Services”); provided, however, that the parties reasonably expect that the performance of the Advisor Services shall not exceed more than 20% of the average level of services you rendered the Company during the 36-month period immediately preceding the Separation Date. In consideration of the Advisor Services, the Company shall pay you a monthly consulting fee equal to $62,500 (the “Advisor Fee”), which shall be payable in equal installments on the Company’s regularly scheduled payroll dates, as in effect from time to time, (pro-rated for any partial months). In the event a Vesting Event occurs, any unpaid portion of the Advisor Fee that would have otherwise been earned by you through the scheduled end of the Advisor Period shall accelerate and be paid on the Company’s first regularly scheduled payroll date following such Vesting Event. For the avoidance of doubt, during the Advisor Period, you shall not be prohibited from providing services to other businesses or entities, so long as such services do not violate the Restrictive Covenants (as defined below) or create a conflict of interest.

4.	Accrued Obligations. At such times as required by law upon the Separation Date, the Company will pay you any (i) earned but unpaid base salary, (ii) accrued but unused vacation, (iii) amounts owing under applicable employee benefit plans and (iv) reimbursement of any incurred but unreimbursed business expenses (subject to the Company’s expense reimbursement policies as in effect from time to time) (collectively, the “Accrued Obligations”). You are entitled to payment of the Accrued Obligations regardless of whether you execute this Agreement and the Reaffirmation.

5.	No Further Payments or Benefits. Except for the Accrued Obligations and the payments and benefits contemplated by this Agreement, you agree that you will not be entitled to any additional compensation and benefits from the Company (including any salary, bonus or incentive compensation, leave, severance or separation pay, or any other compensation or benefits, including the vesting of compensation or benefits, of any kind) other than as set forth in this Agreement and your participation in all employee benefit plans, programs and arrangements of the Company and its affiliates shall cease as of the Separation Date, except as otherwise expressly provided in this Agreement. For the avoidance of doubt, following the date hereof, you will not be eligible to receive any additional grants of equity awards, including RSUs and PSUs, under the Incentive Plan and will not be eligible to participate in any annual cash bonus plan implemented by the Company with respect to fiscal year 2026 or thereafter.

6.	Release of All Claims. In consideration for the Separation Benefits and other valuable consideration, and except as provided below, you, for yourself, your affiliates and for your respective heirs, executors, administrators, trustees, legal representatives, successors and assigns irrevocably forever release and discharge the Company and any and all of the Company’s past and present parent companies, subsidiaries, affiliates, partners, successors and assigns, and, in their official capacities as such, its and their respective past and present officers, directors, employees, shareholders (including, without limitation, the Investor Group (as defined below)), agents, attorneys and employee benefit plans and their administrators and trustees (provided, that, directors and the Investor Group shall be released in all capacities), (collectively, the “Released Parties”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which you ever had, now have, or may have against any of the Released Parties by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence or other matter, up to and including the date you sign this Agreement, including but not limited to all claims under, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, including the Older Workers Benefit Protection Act, the Americans with Disabilities Act, Sections 1981 through 1988 of Title 42 of the United States Code, Sections 503 and 504 of the Rehabilitation Act of 1973, the National Labor Relations Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, all claims under the Family and Medical Leave Act and other federal, state and local leave laws, all claims under the Workers Adjustment and Retraining Notification Act and similar state and local laws, COBRA, and similar state and local laws, all claims under any whistleblower protection law, including but not limited to any claims under the Sarbanes-Oxley Act or the Dodd-Frank Wall Street Reform and Consumer Protection Act; the New York Labor Law, New York State Human Rights Law, the New York City Human Rights Law, the New York City Administrative Code; the New York Equal Pay Act, the New York Lawful Off-Duty Activities Discrimination Law, the New York Code of Rules and Regulations (including, but not limited to, 12 N.Y.C.R.R. §142-3.2); New York Minimum Wage Act, New York State Sick Leave Law, New York State Health and Essential Rights (HERO) Act, New York City Earned Safe and Sick Time Act, New York Worker Adjustment Retraining and Notification Act, New York Labor Law, New York Wage Theft Prevention Act, the New York Paid Family Leave Law, the New York laws for jury duty, voting, bone marrow and blood donation, and military family leave, the New York Fair Credit Reporting Act and the retaliation provisions of the New York Workers’ Compensation law; all claims of discrimination, harassment and retaliation in connection with your employment, the terms and conditions of such employment and your separation from employment under any federal, state and local fair employment, non-discrimination or civil rights law or regulation; all claims sounding in tort or breach of contract (express or implied), wrongful discharge, whistleblowing, detrimental reliance, defamation, emotional distress or compensatory and/or punitive damages; and all claims for attorneys’ fees, costs, disbursements and/or the like, and covenant not to sue any of the Released Parties in respect of any of the foregoing; provided, however, that nothing in this sentence shall prohibit you from communicating with, filing a charge or complaint with, or participating in any investigation or proceeding conducted by any Government Agency (as defined below), or from receiving any monetary award or other payment from any Government Agency, in each case to the extent permitted by law.  All of the above statutes as amended.

For the avoidance of doubt, the foregoing release includes any and all rights or claims under or relating to the certain Investor Rights Agreement, dated as of August 20, 2025, by and among the Company and the other parties thereto (the “IRA”), including, without limitation, any governance, designation, observer or information rights thereunder.

(a)	Claims Not Released. You are not releasing: (i) claims arising after you sign this Agreement; (ii) claims related to enforcement of this Agreement; (iii) any rights or claims you may have to workers’ compensation or unemployment benefits; (iv) claims for accrued, vested benefits under the Company’s 401(k) plan or reimbursement of covered expenses under any group health plan in which you participated, subject in each case to the terms and conditions of such plans; (v) any rights to indemnification or coverage under the Company’s organizational documents or any applicable directors’ and officers’ liability insurance policies, in each case in accordance with their terms; and/or (vi) any claims or rights which cannot be waived by law.

(b)	Executive and Company Affirmations. You agree that you have been paid and/or received all leave (paid or unpaid), compensation, wages, bonuses, severance or termination pay, commissions, notice period and/or benefits to which you may have been entitled and that no other remuneration or benefits are due to you, except as set forth in this Agreement. You affirm that you have had no known workplace injuries or occupational diseases. The Company’s obligations under this Agreement are in full discharge of any and all of the Company’s liabilities and obligations to you of any type whatsoever, whether written or oral, including, without limitation, any claim for guaranteed employment, severance pay, bonus compensation or other remuneration of any type, whether under a plan, individual agreement or otherwise. Subject to Sections 11 and 12, you represent that you have disclosed to the Company any information you have concerning any fraudulent or unlawful conduct involving the Released Parties. You represent and warrant that you are not aware of any facts, events or circumstances existing as of the date hereof that would reasonably be expected to give rise to a termination of your employment by the Company for Cause.  The Company represents and warrants, on behalf of itself and its past and present parent companies, subsidiaries, affiliates, partners, successors and assigns, that it is not aware of any claims, demands causes of actions, fees or liabilities it may have against you, or of any facts, events or circumstances existing as of the date hereof, in each case, that would be grounds for a termination of your employment by the Company for Cause.

(c)	Executive Reaffirmation. You hereby agree to reaffirm your waiver and release of claims set forth in this Section 6 on or within five (5) days following the Separation Date by signing the second signature line hereto (the “Reaffirmation”). You may revoke the Reaffirmation after signing it by delivering a written notice of your decision to revoke to the Company within seven calendar days after the Separation Date. You understand that this Reaffirmation and your right to receive the payments and benefits set forth in this Agreement (including, without limitation, as set forth in Section 2 and Section 3) shall be forfeited in its entirety if you fail to execute and return the Reaffirmation or if you revoke your execution of the Reaffirmation within such seven calendar day period. You acknowledge and agree that this Reaffirmation shall become effective on the first day after the seven calendar day revocation period. You may not execute the Reaffirmation at any time prior to the Separation Date.

(d)	Investor Group Affirmation. The Investor Group represents and warrants, on behalf of itself and its past and present parent companies, subsidiaries, affiliates, partners, directors, officers, successors and assigns, that it is not aware of any claims, demands, causes of action, fees or liabilities it may have against you, or of any facts, events or circumstances that would reasonably be expected to give rise to any of the foregoing, in each case, existing as of the date hereof, and the Investor Group covenants on behalf of itself and its parent companies, subsidiaries, affiliates, successors and assigns not to sue you in respect of any of the foregoing to the extent known to the Investor Group as of the date hereof, subject to your compliance with the Conditions; provided, however, that nothing in this sentence shall prohibit any member of the Investor Group from communicating with, filing a charge or complaint with, or participating in any investigation or proceeding conducted by any Government Agency, or from receiving any monetary award or other payment from any Government Agency, in each case to the extent permitted by law. For purposes of this Section 6(d), the Company and its subsidiaries and other affiliates shall not be deemed an affiliate or subsidiary of the Investor Group, and the covenant not to sue in respect of claims, demands, causes of action, fees and liabilities pursuant to this Section 6(d) shall not apply to the Company and its subsidiaries or other affiliates.

7.	Independent Contractor Status. You acknowledge and agree that your status at all times with the Company during the Advisor Period shall be that of an independent contractor, and that you may not, at any time, act as a representative for or on behalf of the Company for any purpose or transaction, and may not bind or otherwise obligate the Company in any manner whatsoever without obtaining the prior written approval of the Board or Chairman of the Board therefor. Although the Company may specify the results to be achieved by you and may control and direct you in that regard, the Company shall not control or direct you as to the details or means by which such results are accomplished. The parties hereby acknowledge and agree that all Advisor Fees paid pursuant to Section 3 shall represent fees for services as an independent contractor and shall therefore be paid without any deductions or withholdings taken therefrom for taxes or for any other purpose. You shall be solely responsible for the payment of any federal, state or local income or payroll taxes owed by you solely due to the receipt of consideration for providing services as an Advisor under this Agreement. Except with respect to participation in any employee benefits plans in connection with you being a former employee (including any rights relating to COBRA), you shall not be entitled to participate in any employee benefit plans or other benefits or conditions of employment available to employees of the Company during the Advisor Period or thereafter.

8.	Non-Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law, with any such liability being expressly denied.

9.	Existing Employment Agreement. You and the Company will remain bound by (i) the restrictive covenants set forth in Section 7 (Restrictive Covenants) of the Employment Agreement and any other restrictive covenants in any other agreement between you and the Company, which are incorporated herein by reference (collectively, the “Restrictive Covenants”) and (ii) Section 5(c) and (d) (Indemnification and D&O), for all actions or inactions on or prior to the Separation Date, and for the avoidance of doubt, Section 5(c) shall apply to Advisor Services, Section 8 (Cooperation), Section 9 (Equitable Relief and Other Remedies), Section 17 (Dispute Resolution) and 19 (Compensation Recovery Policy) of the Employment Agreement. Without limiting the foregoing, (i) you acknowledge and agree that your non-disparagement obligations set forth in Section 7(d) of the Employment Agreement shall, without limitation, extend to and be deemed to cover each member of the Investor Group and each of their respective affiliates, and their respective past and present officers, directors and key senior employees and (ii) following the Separation Date, the Investor Group acknowledges and agrees that the Investor Group shall not make negative comments or otherwise disparage you in any manner likely to be harmful to you, your business reputation or your personal reputation, and shall instruct its officers, directors and key senior employees as of the Separation Date not to do so, in each case, subject to the final sentence of Section 7(d) of the Employment Agreement. Nothing in this Agreement shall be construed to limit the Company’s rights under Sections 7 (Restrictive Covenants), 8 (Cooperation) or 9 (Equitable Relief and Other Remedies) of the Employment Agreement, including, without limitation, the Company’s right to seek injunctive or other equitable relief in accordance with Section 9 thereof. For purposes of this Agreement, “Investor Group” shall mean, collectively, CHS US Investments,

LLC, Gateway Runway LLC, and S3 RR Aggregator, LLC, and any successor or assign of any of the foregoing.

10.	Company Property; Personal Property.

(a)	Subject to Section 1(d) above and Section 13 below, you represent that you will return, pursuant to a mutually agreed process, to the Company all property belonging to the Company (other than de minimis items), including, but not limited, to passwords, computer user names, voicemail code, phone cards, internal policies and other confidential business information and documents no later than the end of the Advisor Period; provided, however, you may retain your laptop(s) and shall cooperate in good faith with the Company to remove any confidential or proprietary information (as determined by the Company in its reasonable and good faith discretion).

(b)	Notwithstanding Section 10(a), from the date hereof through the end of the Advisor Period, you shall retain access to your Company provided email address, provided that you comply in all material respects with the Restrictive Covenants (and the Company shall provide you with written notice of any such noncompliance and not less than thirty (30) days to cure, if curable). Following the date hereof, you and the Company shall cooperate, in good faith, to establish a process by which you may request to be provided copies of personal emails, which do not contain information subject to the Company's Privacy Policy, Candidate Privacy Policy, Employee Privacy Notices, or Employee Handbooks or any other information protected by privacy or other applicable law or the Company's policies or confidential or proprietary information or any information which could otherwise implicate or violate any Restrictive Covenant (in each case, as determined by the Company reasonably and in good faith), provided that you are in compliance in all material respects with all Restrictive Covenants (and the Company shall provide you with written notice of any such noncompliance and not less than thirty (30) days to cure, if curable).

(c)	Immediately following the last day of the Advisor Period, you shall cease to have access to your Company email address; provided, that the Company shall establish an automatic email response stating that you are no longer employed by the Company and providing alternative contact information through which you may be reached following the end of the Advisor Period. Notwithstanding anything in this Section 10 to the contrary, you may retain your contacts and calendars and any information or documents reasonably necessary for the preparation of your tax returns.

(d)	The Company shall provide you with reasonable access to your office in order to remove your personal items and memorabilia and shall reimburse you (or pay directly) for the reasonable costs of having your personal items and other memorabilia packed and removed from your office by a professional service on or before June 15, 2026, and the Company shall cooperate with you, in good faith, to identify any such materials.

11.	Confidentiality of this Agreement. Subject to Section 13, you and the Company agree that you and the Company have not, and in the future will not, disclose to any other person or entity (directly or indirectly) the circumstances leading up to this Agreement without the prior written consent of the Board or you as applicable, except (i) as may be required pursuant to a valid subpoena, a request by a government agency in connection with any charge filed, investigation or proceeding or as otherwise required by law and (ii) for you, to your immediate family members, financial advisors and attorneys, provided that you first inform them of the confidentiality of this Agreement and they agree to maintain its confidentiality and, for the Company, to its employees and advisors who may need to be informed of the circumstances leading up to this Agreement.

12.	Public Statements. The parties agree that, until one year after the Separation Date, any press release, public announcement, social media post (including on LinkedIn, X (formerly Twitter), Instagram, or any other platform), publication or other form of media (including, without limitation, books, newspapers or similar outlets), or any information for inclusion in any of the foregoing, or other public statement regarding your separation from the Board, the terms of this Agreement or the circumstances surrounding your departure, made by you or the Company (collectively, the “Statements”) shall be consistent with the mutually agreed upon communications and talking points in connection with your departure and any Statements that materially deviate from these communications and talking points will require the prior written consent of the other party. Notwithstanding the foregoing, nothing in this Section shall prohibit you from making truthful statements when required by law or in connection with any Government Agency proceeding as set forth in Section 13 or in the event of any legal process between you and the Company.

13.	Preservation of Rights.

(a)	Nothing in this Agreement shall waive any right that is not subject to waiver by private agreement, including without limitation any claims arising under state unemployment insurance or workers’ compensation laws, or a challenge to the validity of this Agreement.

(b)	You acknowledge and agree that nothing contained in this Agreement shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency; provided, however, that you hereby agree to waive your right to recover monetary damages or other individual relief in any such charge, investigation or proceeding or any related complaint or lawsuit filed by you or by anyone else on your behalf. You further understand that nothing contained in this Agreement shall be construed to limit, restrict or in any other way affect your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity.

(c)	Nothing in this Agreement or otherwise limits your ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the SEC, any other federal, state or local governmental agency or commission (“Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against you for any of these activities, and nothing in this Agreement requires you to waive any monetary award or other payment that you might become entitled to from the SEC or any other Government Agency or self-regulatory organization. Moreover, nothing in this Agreement or otherwise prohibits you from notifying the Company that you are going to make a report or disclosure to law enforcement.

(d)	Pursuant to the Defend Trade Secrets Act of 2016, you and the Company acknowledge and agree that you will not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and may use the trade secret information in the court proceeding, if you (x) file any document containing the trade secret under seal and (y) do not disclose the trade secret, except pursuant to court order.

14.	Taxes. All payments or benefits under this Agreement will be subject to all deductions required by law, including applicable taxes and withholdings, other than with respect to the Advisor Fee. You will be solely responsible and liable for any taxes owed on any payments or benefits made or provided to you under this Agreement, except for taxes the Company believes it has an obligation to withhold from any such payments or benefits.

15.	Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with Code Section 409A; provided, that the Company does not guarantee to you any particular tax treatment with respect to this Agreement and any payments hereunder. If any provision of this Agreement contravenes Section 409A or would cause you to be subject to additional taxes, interest, or penalties under Section 409A, you and the Company shall discuss in good faith modifications to this Agreement to (i) comply with, or avoid being subject to, Section 409A, (ii) avoid the imposition of taxes, interest, or penalties under Section 409A, and/or (iii) mitigate any additional tax, interest, and/or penalties that may apply under Section 409A if compliance is not practicable. You and the Company shall use commercially reasonable efforts to maintain the economic intent of the original provision to the extent practicable.  Notwithstanding anything in this Agreement to the contrary, if on the Separation Date you are considered a “specified employee” (as defined in Code Section 409A), then to the extent that any payment or benefit to you under this Agreement constitutes a “deferral of compensation” payable upon a “separation from service” within the meaning of Code Section 409A, the Company will defer such payment or benefit to the extent necessary in order to avoid the imposition of a penalty tax until the earlier of (i) six months after the Separation Date and (ii) your death. The accumulated amounts shall then be paid in a lump sum within 10 calendar days after the end of the six-month period. For purposes of Code Section 409A, your right to each payment (or each installment in any series of payments) hereunder shall be treated as a separate payment and not as a right to a single payment. With respect to any expense reimbursement or in-kind benefit provided to you which constitutes a “deferral of compensation” within the meaning of Section 409A, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to you during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to you in any other calendar year, (ii) the reimbursements for expenses for which you are entitled to be reimbursed will be made on or before the last day of the calendar year following the calendar year in which you incurred the expense, and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

16.	Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

17.	Choice of Law. This Agreement will be construed and interpreted in accordance with the laws of the State of New York.

18.	Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

19.	Binding Effect. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns, and any payments due following your death shall be made to your estate or beneficiaries.

20.	Entire Agreement. You agree that this Agreement constitutes the complete understanding between the Company and you and that you have obligations continuing beyond the Separation Date and the end of the Advisor Period. Except as expressly provided in this Agreement, this Agreement supersedes and renders null and void all prior agreements, understandings and discussions, whether written or oral, between you and the Company and constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement. If any term in this Agreement conflicts with terms in any other agreements between you and the Company, this Agreement shall control. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company. Notwithstanding anything to the contrary in this Agreement, that certain Indemnification Agreement, by and between the Company and you, dated as of November 8, 2021, and the provisions of the Employment Agreement referenced in Section 9 hereof, shall remain in effect in accordance with its terms and conditions, except as modified by Section 9 hereof.

21.	Attorney’s Fees. Subject to your satisfaction of the Conditions, the Company shall reimburse you (or pay directly) for your reasonable attorney’s fees and costs incurred in the review, drafting and negotiation of this Agreement and any related agreements, up to a maximum of $25,000.

22.	Consideration and Revocation Periods. You agree by your signature below that you had, and that the Company gave you, at least 21 days to review and consider this Agreement before signing it, and that such period was sufficient for you to fully and completely consider all of its terms. The Company hereby advises you to discuss this Agreement with your own attorney during this period if you wish to do so. You may accept this Agreement by delivering a copy of the Agreement signed by you to me within 21 days from the day you receive the Agreement. You may revoke your acceptance of the Agreement for a period of seven days after signing the Agreement by delivering written notification to me within that seven-day period. If you do not revoke your acceptance of the Agreement, it will be effective on the eighth day after you sign it. If you revoke your acceptance of this Agreement, you will not be entitled to the compensation, benefits and other consideration provided for herein, other than the Accrued Obligations. You agree that you have carefully read this Agreement, fully understand what it means and are entering into it voluntarily without duress, coercion, fraud, misrepresentation or threat to withdraw or alter the offer prior to the expiration of the 21 day consideration period.

23.	ACKNOWLEDGMENTS. BY SIGNING BELOW, YOU HEREBY ACKNOWLEDGE THAT YOU: (I) HAVE CAREFULLY READ THIS AGREEMENT IN ITS ENTIRETY; (II) HAVE HAD AN OPPORTUNITY TO CONSIDER THE TERMS AND CONDITIONS OF THIS AGREEMENT FOR AT LEAST 21 CALENDAR DAYS; (III) ARE HEREBY ADVISED BY THE COMPANY TO CONSULT WITH AN ATTORNEY OF YOUR CHOICE BEFORE SIGNING THIS AGREEMENT; (IV) FULLY UNDERSTAND THE SIGNIFICANCE OF ALL OF THE TERMS AND CONDITIONS OF THIS AGREEMENT AND HAVE DISCUSSED THEM

WITH AN ATTORNEY OF YOUR CHOICE, OR HAVE HAD A REASONABLE OPPORTUNITY TO DO SO; AND (V) ARE SIGNING THIS AGREEMENT VOLUNTARILY AND OF YOUR OWN FREE WILL AND AGREE TO ABIDE BY ALL THE TERMS AND CONDITIONS CONTAINED HEREIN.

[Signature Page Follows]

Please indicate your agreement with the above terms by signing below.

Very truly yours,

/s/ Cara Schembri

Cara Schembri Chief Legal and Administrative Officer Rent the Runway, Inc.

I agree to the terms of this Agreement.

/s/ Jennifer Y. Hyman

Jennifer Y. Hyman
Dated:	May 12, 2026

Solely for purposes of Section 6(d) and Section 9 of this Agreement, each member of the Investor Group agrees to the terms of Section 6(d) and Section 9 of this Agreement:

CHS US INVESTMENTS LLC

By:	CHS GP LP, as manager
By:	CHS UGP LLC, as general partner

By:	/s/ Brady Schuck
Name:	Brady Schuck
Title:	Authorized Signatory

GATEWAY RUNWAY, LLC

By:	/s/ Damian Giangiacomo
Name:	Damian Giangiacomo
Title:	Authorized Signatory

S3 RR AGGREGATOR, LLC

By:	/s/ Peter Comisar
Name:	Peter Comisar
Title:	Authorized Signatory

REAFFIRMATION

You may not execute this Reaffirmation at any time prior to the Separation Date.

I hereby reaffirm my agreement to the terms of this Agreement, effective as of the Separation Date.

Jennifer Y. Hyman
Dated:

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